                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549



                           SCHEDULE  13G

             Under the Securities Exchange Act of 1934
                        (Amendment No. 11)*


                            Uni-Marts, Inc.
             ------------------------------------------------
                           (Name of Issuer)

                             Common Stock
             ------------------------------------------------
                    (Title of Class of Securities)

                              904571 30 4
                    ----------------------------------
                            (CUSIP Number)



 *The remainder of this cover page shall be filled out for a reporting person's filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                 (Continued on following page(s))

                         Page 1 of 5 Pages

CUSIP No. 904571 30 4                      13G                 Page 2 of 5


  1.  Name of Reporting Person

      Henry D. Sahakian


  2.  Check the Appropriate Box if a Member of a Group
                                                     __
                                                (a) |__|
                                                     __
                                                (b) |_x|

  3.  SEC Use Only



  4.  Citizenship or Place of Organization

      United States

 Number of      5.        Sole Voting Power

 Shares                   490,123 shares

Beneficially    6.        Shared Voting Power

 Owned By                 92,400 shares

  Each          7.        Sole Dispositive Power

 Reporting                462,123 shares

  Person        8.        Shared Dispositive Power

   With                   92,400 shares

  9.  Aggregate Amount Beneficially Owned By Each Reporting
      Person

      582,523 shares

 10.  Check Box if the Aggregate Amount in Row (9) Excludes
      Certain Shares

      Henry D. Sahakian is one of two trustees for two trusts for the benefit of Daniel D. Sahakian's children holding 635,250 shares of Common Stock. Henry D. Sahakian disclaims beneficial ownership of these shares, and they are not included in the aggregate totals in number 9.

 11.  Percent of Class Represented by Amount in Row 9

      8.7 Percent

 12.  Type of Reporting Person

      IN

ITEM 1 (a)   Name of Issuer

             Uni-Marts, Inc.



ITEM 1 (b)   Address of Issuer's Principal Executive Offices

             477 East Beaver Avenue
             State College, PA  16801



ITEM 2 (a)   Name of Person Filing

             Henry D. Sahakian



ITEM 2 (b)   Address of Principal Business Office

             477 East Beaver Avenue
             State College, PA  16801



ITEM 2 (c)   Citizenship

             United States



ITEM 2 (d)   Title of Class of Securities

             Common Stock



ITEM 2 (e)   Cusip Number

             904571 30 4



ITEM 3

             N/A

ITEM 4       Ownership

       (a)   582,523 shares
       (b)   8.7 percent
       (c)   (i)   490,123 shares
             (ii)  92,400 shares
             (iii) 462,123 shares
             (iv)  92,400 shares



ITEM 5       Ownership of Five Percent or Less of a Class

             N/A



ITEM 6       Ownership of More than Five Percent on Behalf of Another    Person

             Beneficial ownership of Common Stock includes 92,400 shares held by Mr. Sahakian jointly with his wife and 36,500 shares owned by his wife.



ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company

             N/A



ITEM 8       Identification and Classification of Members of a Group

             N/A



ITEM 9       Notice of Dissolution of a Group

             N/A



ITEM 10      Certification

             N/A

                            SIGNATURES


 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           /S/ HENRY D. SAHAKIAN
                                         --------------------------------
                                         Signature



Dated: February 13, 1998